EXHIBIT 21

                      SUBSIDIARIES OF ESSXSPORT CORPORATION

Essx Team Attire Inc.  Ownership of shares 100%

Eonlinesports.com Inc. Ownership of shares 100%

Essx Track & Field Equipment Inc. Ownership of shares 100%

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                                Exhibits Page 47
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